Exhibit 4.4

SILVER SPRING NETWORKS, INC.

NOTICE OF INDUCEMENT PERFORMANCE STOCK UNIT AWARD

GRANT NUMBER: %%OPTION_NUMBER%-%

Silver Spring Networks, Inc. (the “Company”) has granted you (“Grantee”) an award of Inducement Performance Stock Units (“PSUs”) subject to this Notice of Inducement Performance Stock Unit Award (the “Notice”) and the attached Inducement Performance Stock Unit Award Agreement (the “Agreement”). The PSUs have not been granted under the Company’s 2012 Equity Incentive Plan (the “Plan”); however, the Notice and the Agreement reference certain provisions in the Plan, and unless otherwise defined in the Notice or the Agreement, capitalized terms shall have the meanings ascribed to them in the Plan.

You, the Grantee, have been granted an award of PSUs subject to the terms and conditions of this Notice and the attached Agreement.

Name:	%%FIRST_NAME%-% %%LAST_NAME%-%

Number of PSUs:	Up to a maximum of 26,000 Shares (“Target Number of PSUs”)

Date of Grant:	May 10, 2017 (“Date of Grant”)

Performance Period:	January 1, 2017 through December 31, 2017

Determination of Number of PSUs:

The number of PSUs that Grantee will be eligible to vest and which shall remain subject to the vesting schedule set forth below (the “Earned PSU Shares”) shall be determined by the Committee on the Certification Date by multiplying (i) Grantee’s Target Number of PSUs by (ii) the Performance Multiplier (as defined below).

The Committee will determine applicable performance multiplier (the “Performance Multiplier”) based on the matrix set forth in the resolutions of the Compensation Committee of the Board of Directors approved on May 9, 2017 (the “Performance Goal”).

As soon as possible after the completion of the Performance Period, the Committee shall determine and certify in writing (the “Certification,” and the date of such certification, the “Certification Date”) the extent to which the Performance Goal has been achieved for the Performance Period, the resulting Performance Multiplier and the resulting number of Earned PSU Shares that are eligible to vest after the Certification Date pursuant to the vesting schedule set forth below. Except in the event of a Change of Control (as described below), no PSUs shall become Earned PSU Shares that are eligible to vest until the Certification Date.

Vesting Commencement Date:	May 10, 2017

Expiration Date:

The date on which settlement of all PSUs granted hereunder occurs, with earlier expiration upon the Termination Date or the Certification Date, as applicable.

The PSUs shall be forfeited and cancelled in the event that the achievement of the threshold Performance Goal is not achieved, subject to earlier termination as provided herein and the attached Agreement.

Vesting Schedule:

Except as set forth in Section 6 of the Agreement, so long as Ms. Fallon continues to provide services to the Company or any of its subsidiaries on each applicable vesting date, and subject to the prior Certification of the achievement of the threshold Performance Goal as set forth above, the Earned PSU Shares (if any) shall vest as to (i) 1/3rd of the total number of Earned PSU Shares on the one-year anniversary of the Date of Grant; provided, however, that if the Certification Date has not occurred prior to such one-year anniversary, then on the Certification Date; (ii) 1/3rd of the total number of Earned PSU Shares on the two-year anniversary of the Date of Grant and (iii) 1/3rd of the total number of Earned PSU Shares on the three-year anniversary of the Date of Grant.

Change of Control:

Notwithstanding anything to the contrary set forth in

Grantee’s offer letter agreement with the Company

(the “Offer Letter”), if a Change of Control (as such term is defined in the Offer Letter) occurs during the Performance Period and Grantee continues to provide services to the Company or any of its subsidiaries as of the closing of such Change of Control, then 100% of the Target Number of PSUs shall be deemed to have been earned as of the closing of such Change of Control and shall time-based vest in accordance with the Vesting Schedule set forth above subject to Grantee’s continued service to the Company or any of its subsidiaries (or a successor or an acquiring corporation) on each applicable vesting date, except as may otherwise be provided in Section 6 the Agreement. Notwithstanding the foregoing, in the event of a Change of Control during the Performance Period in which a successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute the PSUs pursuant to such Change of Control (and such Change of Control also constitutes a Corporate Transaction (as defined in the Plan)), 100% of the Target Number of PSUs that shall have been

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deemed earned will vest in full immediately prior to the closing of such transaction.

You understand that unless otherwise provided in an employment agreement, your employment or consulting relationship or service with the Company or one of its Subsidiaries is for an unspecified duration, can be terminated at any time, and that nothing in this Notice or the Agreement changes the nature of that relationship. You acknowledge that the vesting of the PSUs pursuant to this Notice and Agreement is earned only upon the applicable certification of attainment of the requisite performance targets enumerated above and by continuing service as an Employee, Director or Consultant. You also understand that this Notice is subject to the terms and conditions of the Agreement, which is incorporated herein by reference. You have read the Agreement.

GRANTEE	SILVER SPRING NETWORKS, INC

	By:	/s/ Michael Bell

Print Name: %%FIRST_NAME%-% %%LAST_NAME%-%	Its:	President & CEO

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SILVER SPRING NETWORKS, INC.

INDUCEMENT PERFORMANCE STOCK UNIT AWARD AGREEMENT

Grantee has been granted Performance Stock Units (“PSUs”) subject to the terms, restrictions and conditions of the Notice of Inducement Performance Stock Unit Award (the “Notice”) and this Inducement Performance Stock Unit Award Agreement (the “Agreement”). The PSUs have not been granted under the Silver Spring Networks, Inc. (the “Company”) 2012 Equity Incentive Plan (the “Plan”); however, this Agreement references certain provisions in the Plan, and unless otherwise defined in the Notice or this Agreement, capitalized terms shall have the meanings ascribed to them in the Plan.

1.                                      Settlement. Settlement of PSUs shall be made within 30 days following the applicable date of vesting under the vesting schedule set forth in the Notice. Settlement of PSUs shall be in Shares.

2.                                      No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested PSUs, Grantee shall have no ownership of the Shares allocated to the PSUs and shall have no right to dividends or to vote such Shares.

3.                                      Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to Grantee.

4.                                      Adjustment of Shares. The number of Shares subject to the PSUs will be proportionally adjusted to reflect any stock split, reverse stock split or similar change in the capital structure of the Company occurring after the Date of Grant in the same manner as adjustments are made as set forth in Section 2.6 of the Plan.

5.                                      Restrictions.

(a)                                 Non-Transferability. The PSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.

(b)                                 Certificates. All certificates for Shares will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the Securities and Exchange Commission (“SEC”) or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

(c)                                  Insider Trading Policy. Grantee shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by employees, officers and/or directors of the Company.

6.                                      Termination. If Grantee’s service is Terminated for any reason, all unvested PSUs shall be forfeited to the Company forthwith, and all rights of Grantee to such PSUs shall immediately terminate. In case of any dispute as to whether Termination has occurred, the Committee shall have sole discretion to determine whether such Termination has occurred and the effective date of such Termination.

7.                                      Responsibility for Taxes. Regardless of any action the Company or Grantee’s employer, if different, (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Grantee’s PSUs and legally applicable to Grantee (“Tax-Related Items”), Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Grantee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSU, including, but not limited to, the grant, vesting or settlement of the PSU, the issuance of Shares upon settlement of the PSU, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSU to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Grantee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Grantee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from Grantee’s wages or other cash compensation paid to Grantee by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the PSU either through a voluntary sale or through a mandatory sale arranged by the Company (on Grantee’s behalf pursuant to this authorization); or (iii) withholding in Shares to be issued upon vesting/settlement of the PSU. If Grantee is a Section 16 officer, then Grantee may elect the form of withholding or the Committee may determine that a particular method be used to satisfy any Tax-Related Items withholding.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Grantee is deemed to have been issued the full number of Shares subject to the vested PSU, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Grantee’s grant of the PSUs.

Finally, Grantee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Grantee’s grant of the PSUs that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Grantee fails to comply with Grantee’s obligations in connection with the Tax-Related Items.

8.                                      U.S. Tax Consequences. Grantee acknowledges that there will be tax consequences upon settlement of the PSUs or disposition of the Shares, if any, received in connection therewith, and Grantee should consult a tax adviser regarding Grantee’s tax obligations prior to such settlement or disposition. Upon vesting of the PSU, Grantee will include in income the fair market value of the Shares subject to the PSU. The included amount will be treated as ordinary income by Grantee and will be subject to withholding by the Company when required by applicable law. Upon disposition of the Shares, any subsequent increase or decrease in value will be treated as short-term or long-term capital gain or loss, depending on whether the Shares are held for more than one year from the date of settlement. Further, a PSU may be considered a deferral of compensation that may be subject to Section 409A of the Code. Section 409A of the Code imposes special rules to the timing of making and effecting certain amendments of this PSU with respect to distribution of any deferred compensation. Grantee should consult with his or her personal tax advisor for more information on the actual and potential tax consequences of this PSU.

9.                                      Acknowledgement. The Company and Grantee agree that the PSUs are granted under and governed by the Notice and this Agreement. Grantee: (i) represents that Grantee has carefully read and is familiar with the provisions contained therein and herein and (ii) hereby accepts the PSUs subject to all of the terms and conditions set forth therein and herein.

10.                               Entire Agreement; Enforcement of Rights. This Agreement and the Notice, and the Plan with respect to definitions, constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. The Committee may at any time amend the Notice, this Agreement or the Plan in any respect, provided, however, that the Committee will not, without the approval of the Grantee, amend the Notice, this Agreement or the Plan in any manner that impairs the rights of Grantee. Other than modifications or amendments to the Notice, this Agreement or the Plan covered by the foregoing sentence, no modification of or amendment to the Notice, this Agreement, or the Plan, nor any waiver of any rights under the Notice, this Agreement, or the Plan, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

11.                               Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Grantee with all applicable local, foreign, state and federal laws and regulations and with all applicable requirements of any exchange control authority and stock exchange or automated quotation system on which the Company’s Shares may be listed or quoted at the time of such issuance or transfer.

12.                               Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this

Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo, California, or the federal courts for the United States for the Northern District of California and no other courts, where this grant is made and/or to be performed.

13.                               Corporate Transactions. In the event of a Corporate Transaction the PSUs may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on Grantee. In the alternative, the successor corporation may substitute equivalent PSUs or provide substantially similar consideration to Grantee as was provided to stockholders (after taking into account the existing provisions of the PSUs). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Grantee, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Grantee. In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute the PSUs, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in the Plan to the contrary, the PSUs shall have its vesting accelerate as to all shares subject to the PSUs (and any applicable right of repurchase fully lapse) immediately prior to the Corporate Transaction. In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute PSUs, as provided above, pursuant to a Corporate Transaction, the Committee will notify the Grantee in writing.

14.                               No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Grantee’s service, for any reason, with or without cause.

15.                               Nature of Grant. In accepting the grant, Grantee acknowledges, understands and agrees that:

(a)                                 Grantee was not previously an employee or director of the Company or any Parent or Subsidiary of the Company or Grantee has not previously provided services to the Company as an employee or director, without subsequently completing a period of bona fide non-employment by the Company, and any Parent or Subsidiary of the Company;

(b)                                 the grant of the PSU is voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted repeatedly in the past;

(c)                                  all decisions with respect to future PSU grants, if any, will be at the sole discretion of the Company;

(d)                                 Grantee’s receipt of the PSUs or any Shares pursuant to the settlement of the PSUs will not be interpreted to form an employment or service contract or relationship with the Company or any Subsidiary and shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Grantee’s employment or service relationship (if any) at any time;

(e)                                  the future value of the underlying Shares is unknown and cannot be predicted with certainty; and

(f)                                   no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from Termination of Grantee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws and whether or not later found to be invalid), and in consideration of the grant of the PSUs to which Grantee is otherwise not entitled, Grantee irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by receiving and accepting the PSU grant, Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.

16.                               No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Grantee’s receipt of or interest with respect to the PSUs, or Grantee’s acquisition or sale of the underlying Shares. Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her receipt of the PSUs before taking any action related to the PSUs.

17.                               Electronic Delivery. The Company may, in its sole discretion, decide to deliver by electronic means any documents, including prospectuses required by the SEC, financial reports of the Company, other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) and other communications or information, related to this Agreement. Grantee hereby consents to receive such documents by electronic delivery and agrees to the administration of the PSUs through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Grantee acknowledges that Grantee may receive from the Company a paper copy of any documents delivered electronically at no cost if Grantee contacts the Company. Grantee further acknowledges that Grantee will be provided with a paper copy of any documents delivered electronically if electronic delivery fails. Grantee understands that Grantee must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Grantee understands that Grantee’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Grantee has provided an electronic mail address) at any time by notifying the Company of such revised or revoked consent. Finally, Grantee understands that Grantee has consented to electronic delivery under this Section 18 even though Grantee is not required to consent to electronic delivery.

18.                               Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

19.                               PSUs Subject to Clawback. Grantee understands and agrees that, notwithstanding any provisions in this Agreement, the Company may recover, or require reimbursement of, this PSU grant, any Shares issued upon settlement of the PSU grant, and any proceeds from the sale of such Shares, pursuant to a clawback policy which may be adopted by the Board of Directors of the Company for the purpose of complying with current or proposed U.S. law or regulation.

20.                               Imposition of Other Requirements. The Company reserves the right to impose other requirements on the PSU and on any Shares acquired under the PSU, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the PSU, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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By Grantee’s signature and the signature of the Company’s representative on the Notice, Grantee and the Company agree that this PSU is granted under and governed by the terms and conditions of the Notice and this Agreement. Grantee has reviewed the Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Notice and this Agreement. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Notice and this Agreement. Grantee further agrees to notify the Company upon any change in Grantee’s residence address.